Exhibit 23.4

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (including any amendments thereto) filed by Bill Barrett Corporation, as well as in the notes to the financial statements included in such Form S-1, information contained in our review report dated February 2, 2004 and effective December 31, 2003 and to the inclusion of that report as an appendix to the prospectus included in that registration statement.

We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

Ryder Scott Company, L.P.

/s/ Ryder Scott Company, L.P.

Denver, Colorado
August 31, 2004